Exhibit 99.1

MercadoLibre, Inc. Announces Pricing of Inaugural Debt Offering

BUENOS AIRES, Argentina, January 8, 2021 (GLOBE NEWSWIRE) —

MercadoLibre, Inc. (Nasdaq:MELI), Latin America’s leading e-commerce technology company, today announced the pricing of its public offering of $400,000,000 2.375% notes due 2026 and $700,000,000 3.125% notes due 2031 (the “Notes”). The offering is MercadoLibre’s first offering of debt securities.

The 2.375% notes due 2026 are guaranteed senior sustainable notes (the “Sustainable Notes”). MercadoLibre intends to use the net proceeds from the sale of the Sustainable Notes to finance or refinance, in whole or in part, one or more new or existing Eligible Projects, which are defined investments and expenditures made by MercadoLibre or any of MercadoLibre’s subsidiaries after the issuance date of the Sustainable Notes or made by MercadoLibre or its subsidiaries in the 24 months prior to the issuance of the Sustainability Notes, that: (i) contribute to environmental objectives such as: clean transportation, land conservation and preservation, energy efficiency, renewable energy, green buildings and pollution prevention and control, (ii) aim to address or mitigate a specific social issue or seek to achieve positive social outcomes especially, but not exclusively, for one or more target populations or (iii) combine (i) and (ii).

This press release is not an offer to sell or purchase, or a solicitation of an offer to purchase or sell, any securities.

A copy of the prospectus and preliminary prospectus supplement for the offering of the Notes may be obtained for free by visiting EDGAR on the SEC website at www.sec.gov or, alternatively, by calling BNP Paribas Securities Corp. at +1-800-854-5674, BofA Securities, Inc. at +1-800-294-1322, Citigroup Global Markets Inc. at +1-800-831-9146, Goldman Sachs & Co. LLC at +1-800-828-3182 or J.P. Morgan Securities LLC at +1-212-834-4533.

About MercadoLibre, Inc.

Founded in 1999, MercadoLibre is the largest online commerce ecosystem in Latin America, serving as an integrated regional platform and as a provider of the necessary online and technology-based tools that allow businesses and individuals to trade products and services in the region. The Company enables commerce through its marketplace platform (including online classifieds for motor vehicles, services and real estate), which allows users to buy and sell in most of Latin America.

Forward-Looking Statements

Any statements herein regarding MercadoLibre, Inc. that are not historical or current facts are forward-looking statements. These forward-looking statements convey MercadoLibre, Inc.’s current expectations or forecasts of future events. Forward-looking statements regarding MercadoLibre, Inc. involve known and unknown risks, uncertainties and other factors that may cause MercadoLibre, Inc.’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors,” “Forward-Looking Statements” and “Cautionary Statement Regarding Forward-Looking Statements” sections of MercadoLibre, Inc.’s annual report on Form 10-K for the year ended December 31, 2019, as amended by our Post-Effective Amendment No. 1 to Form 10-K, filed with the SEC on December 23, 2020, and quarterly reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020, and September 30, 2020, and any of MercadoLibre, Inc.’s other applicable filings with the SEC. Unless required by law, MercadoLibre, Inc. undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date hereof.

CONTACT:	MercadoLibre, Inc.

Investor Relations

investor@mercadolibre.com

http://investor.mercadolibre.com